Exhibit 10.1

Bell Microproducts Inc.
Management Incentive Plan
Year 2009

The Management Incentive Plan (the “Plan”) is established to provide the Chief Executive Officer, other executive officers, and division heads of Bell Microproducts Inc. (the “Company”) with a financial incentive to meet and exceed financial and other objectives.  The following is a description of the Plan.

1.	Participation:
The Compensation Committee of the Board of Directors (the “Committee”), upon the recommendation of the Chief Executive Officer, is responsible to designate participants in the Plan, approve Plan goals, establish target incentives, and approve Plan payouts.

2.	Performance Targets:
Performance goals are established at the beginning of the year for the first half of the year based on the Annual Operating Plan.  The goals for the second half of the year will be established at the beginning of the second half of the fiscal year.  The goals will consist of one or more of the following elements:

Earnings Per Share (EPS), Net Income, Pretax Profit (PTP), Operating Contribution, Return on Equity (ROE), Return on Invested Capital (ROIC), Return on Working Capital (ROWC), and Individual Objectives (short-term tactical MBOs as well as objectives based on strategic initiatives).
Note:
•	ROE is derived by dividing net income for the period by common shareholder equity.
•
ROIC is derived by taking business unit pretax profit and dividing it into Bell Micro’s investment/intercompany loans, including acquisition interest, to the business unit.  At the corporate level, after tax profit is used instead of pretax profit.

•	ROWC is derived by taking business unit pretax profit and dividing it into working capital (A/R + Inventory – AP).

3.	First Half Plan and Second Half Plan
For 2009, the Plan consists of a stand alone First Half Plan based on financial performance and a stand alone Second Half Plan based on financial performance, as well as annual objectives or “MBOs,” as follows:

a.      First Half Plan
After the close of the first half of the year and approval by the Committee, financial performance for the First Half will be compared to the financial goals for the First Half to determine the amount of incentive each participant earned in the First Half.  In calculating the amount of earned incentive, the payment calculation schedule shown in paragraph 4 below shall be used.

b.      Second Half Plan
After the close of the second half of the year and approval by the Committee, financial performance for the Second Half will be compared to the financial goals for the Second Half to determine the amount of incentive each participant earned in the Second Half.  In calculating the amount of earned incentive, the payment calculation schedule shown in paragraph 4 below shall be used.

The amount of target incentive applied to each half of the year will generally be the same as the ratio set forth in the Annual Operating Plan for corporate profit in each half of the fiscal year.

c.      MBOs
At the beginning of each year, each participant in the Plan shall submit in writing to their manager, four to six MBOs, and as directed by the Compensation Committee, additional MBOs based on strategic initiatives.  The MBOs represent business priorities for the year.  The MBOs shall be approved by the Chief Executive Officer.  The objectives for the Chief Executive Officer shall be approved by the Committee.  The written objectives must include a statement of the objective, the delivery date, and the expected result (i.e., a definition of how the accomplishment is to be measured).  If there is more than one objective, each will be weighted equally, unless the objective states otherwise.

Because the actions necessary to accomplish MBOs will generally span several quarters, payment of the MBO-based incentive will be made on an annual basis.  After the close of the year, each participant shall review their approved MBOs and submit in writing to their manager an evaluation of their performance of each MBO.  The Chief Executive Officer shall approve or change the recommended performance level for each MBO and communicate this to the Committee.  The performance achievement of the MBOs for the Chief Executive Officer shall be approved by the Committee.  Payment for MBO performance of all participants requires the prior approval of the Committee.

4.	Payment Calculation Schedule

Payout of incentives for profit and other financial goals is based on the following metric.

Plan Achievement	Incentive Earned
Below Tier I	0%
At Tier I	50%
At Tier II	100%
150% or more of Tier II	150%
                  Use straight-line interpolation between metrics

Definitions
Tier I:	The minimal acceptable level of performance for bonus eligibility. If Tier I is achieved, 50% of the target incentive applicable to this performance metric will be paid.
Tier II:	If Tier II is achieved, 100% of the target incentive applicable to this performance metric will be paid.

5.	The target incentive for Plan participants who become participants after the start of the fiscal year will be prorated for the period of time as a Plan participant.

6.	Participants must be employees of the Company on the date incentives are paid to be eligible for payments under the Plan.

7.
The Company, in its sole discretion, has the authority to change this Plan at any time, including but not limited to, increasing incentive payouts above target in the event of superior performance; in the event of a significant overachievement of goals, adjusting payouts to prevent unwarranted “windfalls,” and to make other changes in the Plan or Plan targets that are in the best interests of the Company.

8.
In the event that the Company issues a material restatement of its financial statements upon which payment under the Plan was based, the Company, at the discretion of the Committee, may require a participant in the Plan to repay any amounts that would not have otherwise been earned as determined using the restated financial statements, or pay additional amounts to participants if such additional amounts had been earned as determined using the restated financial statements.

9.	In the event that the Company raises new equity funds during the year, thereby eliminating interest charges, the financial plan may be adjusted accordingly.

10.	In the event of an acquisition or divestiture, the Committee will make a determination as to the impact on the financial plan and may modify the Plan accordingly.

11.	The Company, in its sole discretion has the authority to make incentive payments in cash, restricted stock units, or a combination thereof.